UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Micrus Endovascular Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MICRUS ENDOVASCULAR CORPORATION
JOHN T. KILCOYNE
President and Chief Executive Officer
July 27, 2007

Dear Micrus Endovascular Corporation Stockholder:

We cordially invite you to attend Micrus Endovascular Corporation’s Annual Meeting of Stockholders for the 2007 fiscal year, which will be held at the Holiday Inn at 1740 North First Street, San Jose, CA 95142 on September 20, 2007 at 9:00 a.m. Pacific Time. A webcast of the Annual Meeting will be available on our website at www.micruscorp.com.

At this year’s Annual Meeting, stockholders will be asked to elect three (3) Class II directors and to ratify the appointment of PricewaterhouseCoopers LLP as Micrus Endovascular Corporation’s independent registered public accounting firm for the 2008 fiscal year. Additional information about the Annual Meeting is given in the attached Notice of 2007 Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your proxy by mailing a completed proxy card or by voting over the Internet. Voting your proxy will ensure your representation at the Annual Meeting.

We urge you to carefully review the proxy materials and to vote FOR the director nominees and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

We hope to see you at the September 20, 2007 Annual Meeting.

Sincerely,

John T. Kilcoyne

821 Fox Lane
San Jose, CA 95131
Phone: (408) 433-1400
Fax: (408) 433-1401

MICRUS ENDOVASCULAR CORPORATION
821 Fox Lane
San Jose, CA 95131
Phone: (408) 433-1400

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
September 20, 2007
at 9:00 a.m. Pacific Time

The 2007 Annual Meeting of Stockholders of Micrus Endovascular Corporation will be held on September 20, 2007 at 9:00 a.m. Pacific Time at the Holiday Inn at 1740 North First Street, San Jose, CA 95142, for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To elect three (3) Class II directors to hold office until the 2010 Annual Meeting of Stockholders and until their successors are elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on July 25, 2007 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF
DIRECTORS

John T. Kilcoyne
President and Chief Executive Officer

San Jose, California
July 27, 2007

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

MICRUS ENDOVASCULAR CORPORATION
821 Fox Lane
San Jose, CA 95131
Phone: (408) 433-1400

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Micrus Endovascular Corporation, a Delaware corporation. This proxy is for use at Micrus Endovascular Corporation’s 2007 Annual Meeting of Stockholders to be held at the Holiday Inn at 1740 North First Street, San Jose, CA 95142 on September 20, 2007 at 9:00 a.m. Pacific Time.

This Proxy Statement contains important information regarding Micrus Endovascular Corporation’s 2007 Annual Meeting of Stockholders, the proposals on which you are being asked to vote, and information you may find useful in determining how to vote and voting procedures.

A number of abbreviations are used in this Proxy Statement. Micrus Endovascular Corporation is referred to as “Micrus” or “Micrus Endovascular” or “the Company.” The term “proxy materials” includes this Proxy Statement, the enclosed proxy card or the voting instructions you receive by e-mail, and Micrus’ Annual Report on Form 10-K for the fiscal year ending on March 31, 2007. References to “fiscal 2007” mean Micrus’ 2007 fiscal year that began on April 1, 2006 and ended on March 31, 2007. References to “fiscal 2006” mean Micrus’ 2006 fiscal year that began on April 1, 2005 and ended on March 31, 2006. References to “fiscal 2008” mean Micrus’ 2008 fiscal year that began on April 1, 2007 and will end on March 31, 2008. Micrus’ 2007 Annual Meeting of Stockholders is referred to as the “Meeting.” Micrus’ Board of Directors is referred to as the “Board.” The mailing address of Micrus’ principal executive offices is 821 Fox Lane, San Jose, California 95131.

The Board is sending these proxy materials on or about August 3, 2007 to all stockholders of Micrus as of the record date, July 25, 2007. Stockholders who owned Micrus common stock at the close of business on July 25, 2007 are entitled to receive notice of, attend and vote at the Meeting. Each share of Micrus common stock issued and outstanding as of July 25, 2007, is entitled to be voted on all proposals being voted upon at the Meeting. On the record date, there were 15,344,506 shares of Micrus common stock outstanding.

Webcast of the Annual Meeting

The Meeting will be webcast. You may visit our website at www.micruscorp.com at 9:00 a.m. Pacific Time on September 20, 2007 to view a webcast of the Meeting. A replay of the webcast will be available on our website through October 4, 2007.

Purpose of the Proxy Statement and Proxy Card

You are receiving a Proxy Statement and proxy card from us because you owned shares of our common stock on July 25, 2007, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint John T. Kilcoyne and Robert A. Stern as your representatives at the Meeting. Messrs. Kilcoyne and Stern will vote your shares, as you have instructed them on the proxy card, at the Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Meeting it is a good idea to complete, sign and return your proxy card or vote your shares over the Internet in advance of the Meeting just in case your plans change.

Voting Procedures

As a stockholder of Micrus, you have a right to vote on certain business matters affecting Micrus. The proposals that will be presented at the Meeting and upon which you are being asked to vote are discussed below under the “Proposals” section. Each share of Micrus common stock you own entitles you to one vote.

Methods of Voting

You may vote by mail, over the Internet or in person at the Meeting.

Voting by Mail.  By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting so that your shares will be voted if you are unable to attend the Meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting over the Internet.  To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting.  If you plan to attend the Meeting and vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Meeting, you will need to bring to the Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. To do this, you must:

•	enter a new vote over the Internet or by signing and returning another proxy card at a later date;

•	provide written notice of the revocation to Micrus’ Corporate Secretary; or

•	attend the Meeting and vote in person.

Votes Required for the Proposals

The votes required and the method of calculation for the proposals to be considered at the Meeting are as follows:

Proposal No. 1 — Election of Directors.  The three nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominees for election as directors or you may “withhold” your vote with respect to one or more nominees. Each share of Micrus common stock you own entitles you to one vote. There is no cumulative voting with respect to the election of directors. If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted as present for the purpose of determining a quorum.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm.  Ratification of the appointment of PricewaterhouseCoopers LLP for the current fiscal year requires the affirmative vote of a majority of the shares present at the Meeting, in person or by proxy. Our 2008 fiscal year began on April 1, 2007 and will end on March 31, 2008.

You may vote “for,” “against” or “abstain” from the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, July 25, 2007, must be present in order to hold the Meeting and to conduct business. Shares are counted as being present at the Meeting if you vote in person at the Meeting, over the Internet or by submitting a properly executed proxy card. Abstentions are counted as present for the purpose of determining a quorum.

Abstentions and Broker Non-Vote Voting

If you return a proxy card that indicates an abstention from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year, the shares represented will be counted as present for the purpose of determining a quorum and will have the same effect as votes “against” the proposal.

If you sign and return your proxy card without providing your voting instructions, your shares will be voted “for” the three named nominees for directors and “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year, and in the discretion of the proxies as to other matters that may properly come before the Meeting.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm may either leave your shares unvoted or vote your shares on routine matters. Both of our proposals should be considered routine matters. To the extent your brokerage firm votes your shares on your behalf on any of the proposals, your shares will be counted as present for the purpose of determining a quorum.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

Publication of Voting Results

Votes will be tabulated by Robert A. Stern, the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes and abstentions. Preliminary voting results will be announced at the Meeting, with the final voting results posted shortly after the Meeting on our website at www.micruscorp.com and available there through October 4, 2007. Voting results will also be published in Micrus’ Quarterly Report on Form 10-Q for the second fiscal quarter of 2008 filed with the Securities and Exchange Commission (the “SEC”). After the report is filed, you may obtain a copy by:

•	visiting our website at www.micruscorp.com;

•	contacting our Investor Relations department at (408) 433-1400; or

•	visiting the SEC’s website at www.sec.gov.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to Micrus Endovascular Corporation, 821 Fox Lane, San Jose, California 95131 Attn: Investor Relations, or (2) call our Investor Relations department at (408) 433-1400. Additional copies of the proxy materials will be sent within 30 days after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by our Board of Directors. The cost of soliciting proxies in the enclosed form will be borne by the Company. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our stock.

Other Matters

Except for the election of three (3) Class II directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year, Micrus’ Board does not intend to bring any other matters to be voted on at the Meeting. Micrus’ Board is not currently aware of any other matters that will be presented by others for action at the Meeting.

PROPOSALS

The following proposals will be considered at the Meeting:

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have nominated three candidates for election to the Board this year. Detailed information on each of the nominees is provided below.

The Board is divided into three classes with each director serving a three-year term and one class being elected at each year’s Annual Meeting of stockholders. If any director is unable to stand for re-election, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substitute candidate. Each Class II nominee listed has consented to serve as a director.

Vote Required

If a quorum is present, the nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as Class II directors for the ensuing three-year term. Unless marked otherwise, proxies received will be voted FOR the election of each of the three nominees. If additional people are nominated for election as directors, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed below are elected. If this happens, the specific nominees to be voted for will be determined by the proxy holders.

Nominees for the Board of Directors

The Company’s Bylaws provide that the number of directors shall be established by the Board or the stockholders of the Company. The Company’s Certificate of Incorporation provides that the directors shall be divided into three classes, with the classes serving for staggered, three-year terms. Pursuant to the Company’s Bylaws, the Board has set the number of Directors at eight, consisting of three Class I directors, three Class II directors and two Class III directors. At the Annual Meeting, the stockholders will vote on the election of Michael R. Henson, John T. Kilcoyne and Jeffrey H. Thiel as Class II directors to serve for a three (3) year term until the annual meeting of stockholders in 2010 and until their successors are elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees described herein. Nominees for directors are Michael R. Henson, John T. Kilcoyne and Jeffrey H. Thiel, each of whom is currently a director of Micrus. In the event that a nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill such vacancy. It is not expected that the nominees listed below will be unable or will decline to serve as a director.

Business Experience of Nominees and Incumbent Directors

The name, age as of July 25, 2007, and year in which the term expires of each nominee and member of the Board of Directors of the Company is set forth below:

Name of Nominee/			Term Expires in
Director	Age	Positions and Offices	Annual Meeting

Michael L. Eagle	60	Director and Member of Compensation Committee	2009
Michael R. Henson	61	Nominee, Director and Member of the Compensation Committee and Chairman of the Board of Micrus Endovascular Corporation	2010
L. Nelson Hopkins, M.D.	64	Director	2008
Fred Holubow	68	Director and Member of Audit Committee and of Nominating and Corporate Governance Committee of the Board of Micrus Endovascular Corporation	2009
John T. Kilcoyne	48	Nominee, Director and President and Chief Executive Officer of Micrus Endovascular Corporation	2010
Francis J. Shammo	46	Director and Member of Audit Committee and of Nominating and Corporate Governance Committee of the Board of Micrus Endovascular Corporation	2008
Jeffrey H. Thiel	51	Nominee, Director and Member of Audit Committee and of Nominating and Corporate Governance Committee of the Board of Micrus Endovascular Corporation	2010
Gregory H. Wolf	50	Director and Member of Compensation Committee	2009

Nominees

The following individuals have been nominated for election to the Board of Directors to serve for a three (3) year term until the annual meeting of stockholders in 2010 and until their successors are elected and qualified.

Mr. Henson has served as our director since 1996 and is the Chairman of our Board. Since 2000, Mr. Henson has served as a principal manager of the MedFocus Family of Funds, a group of venture capital funds focused on emerging medical technology. In addition, from October 2003 to August 2006, Mr. Henson served as a general manager of the Biostar Private Equity Investment Fund, LLC, a venture capital firm. In June 1997, Mr. Henson served as Chairman of the Board, Chief Executive Officer and President of Radiance Medical Systems, Inc., and served as a director until May 2002. Prior to that, Mr. Henson served as the Chief Executive Officer of Endosonics Corporation from 1988 to 1995, and as Chairman of the Board from 1993 to 1996. Mr. Henson also serves on the board of directors of several private medical companies and a charitable organization. He received his B.S. in Business Administration from Ball State University and his MBA from Ohio State University.

Mr. Kilcoyne has served as our President and Chief Executive Officer since December 2004. From April 2002 to April 2004, Mr. Kilcoyne served as the President and Chief Executive Officer of Solace Therapeutics, Inc., a medical device company. From November 1997 to January 2002, he served as the President and Chief Executive Officer of Endonetics, Inc., a medical device company. From February 1997 to November 1997, he served as the

Vice President Sales and Marketing and New Business Development at Medical Scientific, Inc., a medical device company. From July 1993 to February 1997, he served as the Director of Marketing at Microsurge, Inc., a medical device company. Mr. Kilcoyne served in various sales and marketing positions with Guidant and Boston Scientific. Mr. Kilcoyne received his B.S. from Cornell University. Mr. Kilcoyne serves as a member of the board of directors of Onset Medical Corporation and Ellipse Technologies, both are private companies.

Mr. Thiel has served as our director since 1999. Since December 2006, Mr. Thiel has served as President, Chief Operating Officer and Director of Devax, Inc., a medical device company. From June 2003 to December 2006, Mr. Thiel served as President, Chief Executive Officer and Director of Devax, Inc. From January 2001 until June 2002, Mr. Thiel served as President and Chief Executive Officer of Radiance Medical Systems, Inc., a medical device company. Prior to that, Mr. Thiel served as President and Chief Operating Officer of Radiance Medical Systems, Inc. from February 1999 until January 2001, and as Vice President of Operations from October 1996 until February 1999. Mr. Thiel received his B.S. in Economics from the University of Wisconsin-River Falls, and his MBA from the College of St. Thomas.

Continuing Directors

The following individuals will continue to serve on the Board of Directors after the Annual Meeting until the expiration of their term at the annual meeting of stockholders in the year indicated in the table above and until their successors are elected and qualified.

Mr. Eagle has served as our director since 2006. Mr. Eagle serves on the board of directors of Favrille, Inc., a publicly traded company, and a member of the board of Radiant Medical, Inc. and of Siegel-Robert, Inc., both privately held companies. Mr. Eagle is a Founding Member of Barnard Life Sciences, LLC. Mr. Eagle served as Vice President of Manufacturing for Eli Lilly and Company from 1994 through 2001 and held a number of executive management positions with Eli Lilly and its subsidiaries throughout his career there. Mr. Eagle has a degree in mechanical engineering from Kettering University and an MBA from the Krannert School of Management at Purdue University. He serves on the board of trustees of Kettering University, on the Dean’s Senior Advisory Council of the Krannert School of Management at Purdue University and on the board of directors of the Eiteljorg Museum of American Indians and Western Art.

Dr. Hopkins has served as our director since September 1998. Dr. Hopkins has served as a Professor and Chairman of Neurosurgery at the State University of New York at Buffalo since January 1989 and as a Professor of Radiology at the State University of New York at Buffalo since July 1989. He received his B.A. from Rutgers University and his M.D. from Albany Medical College.

Mr. Holubow has served as our director since July 1999. Since January 2001, Mr. Holubow has been a Managing Director of William Harris Investors, Inc., a registered investment advisory firm. From August 1982 to January 2001, Mr. Holubow served as Vice President of Pegasus Associates, a registered investment advisory firm he co-founded. He is a director of BioSante Pharmaceuticals, Inc, a pharmaceuticals company. He received his B.S. from the Massachusetts Institute of Technology and his MBA from the University of Chicago.

Mr. Shammo has served as our director since July 2004. Since September 2005, Mr. Shammo has served as Senior Vice President and Chief Financial Officer of Verizon Business. From 2003 to September 2005, Mr. Shammo served as President of the West Area for Verizon Wireless, a telecommunications company. From 1995 to 2003, Mr. Shammo served as Vice President and Controller of Verizon Wireless. Mr. Shammo is a Certified Public Accountant. He received his B.S. in accounting from the Philadelphia College of Textiles and Science and his M.B.A. from LaSalle University.

Mr. Wolf has served as our director since 2006. Mr. Wolf serves as Chief Executive Officer of Medical Caid Systems, Inc. (“MCS”), a managed care organization based in San Juan, Puerto Rico. Prior to MCS, Mr. Wolf served as the President of CIGNA Group Insurance as well as its subsidiaries, CIGNA Life Insurance Company of New York and Life Insurance Company of North America from 2002 to 2005. Mr. Wolf joined CIGNA in 2001 as a Division President to lead a new business development initiative. From 2000 to 2001, Mr. Wolf was Chairman and Chief Executive Officer of nextHR.com, an application service provider of human resource asset management services. From 1995 to 1999, Mr. Wolf held various positions with Humana, Inc., including Senior Vice President of Sales and Marketing, Chief Operating Officer, President and Chief Executive Officer. Mr. Wolf is a graduate of Penn State University and Central Michigan University.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

The Company provides information on its website about its corporate governance policies, including the Company’s Code of Ethics, and charters for the committees of the Board. The website can be found at www.micruscorp.com.

Criteria for Board Membership.  In selecting candidates for appointment or re-election to the Board, the Nominating and Corporate Governance Committee (the “nominating committee”) considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of the Sarbanes-Oxley Act of 2002 and the NASDAQ Global Market, and that members of the Company’s Audit Committee meet the financial literacy and sophistication requirements under the rules of the NASDAQ Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Process for Identifying and Evaluating Nominees.  The nominating committee believes the company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the nominating committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the nominating committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the company and, if the nominating committee deems appropriate, a third-party search firm. The nominating committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the nominating committee. Based on this input, the nominating committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Stockholder recommendations.  The Company has never received a recommendation from a stockholder to nominate a director. Although the nominating committee has not adopted a formal policy with respect to stockholder recommended nominees, the committee expects that the evaluation process for a stockholder recommended nominee would be similar to the process outlined above. Accordingly, the Board of Directors has determined that it is appropriate not to have a formal policy at this time. Any stockholder recommendations proposed for consideration by the nominating committee should include (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee. Such recommendations should be addressed to Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131.

Stockholder Nominations.  In addition, our Bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting and to solicit proxies in favor of such nominees. For a description of the process for nominating directors in accordance with our Bylaws, see “Stockholder Proposals — 2008 Annual Meeting.”

The Company strongly encourages all of the members of its Board of Directors to attend its Annual Meeting of Stockholders.

All directors except Mr. Hopkins and Mr. Eagle attended last year’s annual meeting of the Company’s stockholders.

Stockholder Communications.  Our Board welcomes communications from our stockholders. Any stockholder wishing to communicate with any of our directors regarding Micrus may write to Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131. The Corporate Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholders’ communication process periodically to ensure effective communication with stockholders.

Director Independence

Micrus has adopted standards for director independence pursuant to NASDAQ listing standards and SEC rules. An “independent director” means a person other than an officer or employee of Micrus or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member has had any direct or indirect material relationship with Micrus within the last three years.

The Board considered relationships, transactions or arrangements with each of the directors and concluded that none of the non-employee directors has any relationships with Micrus that would impair his or her independence. The Board has determined that each nominee and each member of the Board who served as a director during the last fiscal year, other than Mr. Kilcoyne, qualifies as an independent director under applicable NASDAQ listing standards and SEC rules. Mr. Kilcoyne did not meet the independence standards as he is an employee of Micrus. In addition, the Board has also determined that:

•	all directors who serve on the Audit, Compensation, and Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards and SEC rules, and

•	all members of the Audit Committee meet the additional independence requirement that they not directly or indirectly receive compensation from Micrus other than their compensation as directors.

The independent directors meet regularly in executive sessions without the presence of the non-independent directors or members of Micrus’ management at least twice per year during regularly scheduled Board meeting days and from time to time as they deem necessary or appropriate. The lead independent director presides over these executive sessions.

Meetings and Committees of the Board of Directors

During Micrus’ 2007 fiscal year, the Board met seven times and took action by unanimous written consent two times during the same period. Each director attended at least 75% of all Board and applicable committee meetings during this time, with the exception of Mr. Hopkins, who attended four Board meetings. The Board has three standing committees: the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee. Each of these committees has a written charter approved by the Board. A copy of each charter can be found on our website at www.micruscorp.com. The current members of the committees are identified in the following table:

Nominating and
Corporate
	Governance	Compensation
Director	Committee	Committee	Audit Committee

Michael L. Eagle		X
Michael R. Henson	X	X
L. Nelson Hopkins, M.D.
Fred Holubow	X		X
John T. Kilcoyne
Francis J. Shammo	X		X
Jeffrey H. Thiel	X		X
Gregory H. Wolf		X

Audit Committee.  The Audit Committee held six meetings during the 2007 fiscal year. Our Audit Committee is composed of Messrs. Shammo (chairperson), Holubow and Thiel. Mr. Shammo is our Audit Committee financial expert as currently defined under applicable Securities and Exchange Commission rules and is an independent director as that term is defined under the NASDAQ listing standards. We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and the NASDAQ Global Market rules. The primary functions of our Audit Committee include:

•	reviewing and monitoring our accounting practices and financial reporting procedures and audits of our financial statements;

•	appointing, compensating and overseeing our independent auditors; and

•	reviewing and evaluating the effectiveness of our internal control over financial reporting.

Both our independent auditors and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

Compensation Committee.  The Compensation Committee held 13 meetings during the 2007 fiscal year. Our Compensation Committee is currently composed of Messrs. Henson (chairperson), Eagle and Wolf. Each member of our Compensation Committee is an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended. The functions of our Compensation Committee include:

•	determining the amount and form of compensation paid to our executive officers, employees and consultants;

•	reporting annually to our stockholders on executive compensation issues; and

•	administering our equity incentive plans, including the 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee held one meeting during the 2007 fiscal year and took one action. Our Nominating and Corporate Governance Committee is currently composed of Messrs. Henson, Holubow, Shammo, and Thiel. Each member of our Nominating and Corporate Governance Committee is an independent director as that term is defined under the NASDAQ listing standards. The functions of our Nominating and Corporate Governance Committee include:

•	identifying and evaluating individuals, including individuals proposed by stockholders, qualified to serve as members of our Board of Directors;

•	making recommendations to the independent members of the Board with respect to candidates for election to the Board; and

•	reviewing and assessing our corporate governance guidelines and recommending changes to our corporate governance guidelines to the Board.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees.  We pay each non-employee director an annual cash retainer of $15,000, in addition to $2,000 for each quarterly Board meeting attended and $1,000 for each additional Board meeting attended (in each case, in person or by telephone conference). In addition, each member of our audit committee and compensation committee receives $1,000 per meeting attended for up to four meetings of those committees and an additional $500 for each additional committee meeting attended (in each case, in person or telephone conference). We pay the chairman of the Board of Directors an additional annual cash retainer of $72,000, we pay the chairman of our audit committee an additional annual cash retainer of $10,000 and we pay the chairman of our compensation committee an additional cash retainer of $5,000. In addition, we reimburse our directors for all reasonable expenses incurred in attending meetings of the Board and its committees.

Equity Compensation.  Our 2005 Equity Incentive Plan (“the 2005 Plan”) provides for the automatic grant of options to purchase shares of common stock to our non-employee directors on the date of each annual meeting of stockholders, beginning with the annual meeting held in 2006. Each such stock option grant covers 25,000 shares of our common stock for each non-employee director who first becomes a Micrus director after the date the 2005 Plan became effective (an “initial grant”), and 10,000 shares of our common stock for each non-employee director (including current non-employee directors) if he or she has served as a director for at least the previous six months (an “annual grant”). The initial grants will vest as to 1/36th of the shares on each monthly anniversary of the date of grant, subject to the director’s continued service on each relevant vesting date. The annual grants will vest as to 1/12th of the shares on each monthly anniversary of the date of grant, subject to the director’s continued service on each relevant vesting date. Generally, upon a change of control or a merger or sale of all or substantially all of our assets, the vesting of options granted to non-employee directors, who are then serving on our Board of Directors, will accelerate, and become immediately exercisable. Each option granted to a non-employee director will have an exercise price equal to the fair market value of our common stock on the date of grant and will have a ten year term.

The following table provides certain information concerning the compensation earned by our non-employee directors for the fiscal year ended March 31, 2007.

			All Other
	Fees Earned or	Option Awards	Compensation
	Paid in Cash	($)	($)	Total
Name	($)	(1)	(2)	($)

Michael R. Henson	$91,500	$88,343	$3,605	$183,448
Michael L. Eagle	15,000	220,858	264	236,122
L. Nelson Hopkins, M.D.	14,500	88,343	2,289	105,132
Fred Holubow	27,000	88,343	2,302	117,645
Francis J. Shanmo	26,500	88,343	972	115,815
Jeffrey H. Thiel	22,500	88,343	964	111,807
Gregory H. Wolf	15,500	220,858	2,211	238,569

(1)	The amounts in this column reflect the expense recognized for financial statement reporting purposes for the fiscal year ended March 31, 2007 in accordance with SFAS 123R without regard to estimated forfeitures related to service-based vesting conditions. Under SFAS 123R, the grant date fair value of each option award is calculated on the date of grant using the Black-Scholes pricing model. Messrs. Henson, Hopkins, Holubow, Shanmo and Thiel were each granted an option to purchase 10,000 shares on November 14, 2006. Each such option award had an aggregate grant date fair value of $88,343. Messrs. Eagle and Wolf were each granted an option to purchase 25,000 shares on November 14, 2006. Each such option award had an aggregate grant date fair value of $220,858. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 9 in the Notes to the Consolidated Financial Statements contained in Item 8 of our 2007 Annual Report on Form 10-K which was filed with the SEC on June 7, 2007.

(2)	The amounts in this column represent the amount of travel expenses incurred by the non-employee directors and reimbursed by Micrus.

The aggregate number of option awards held by each non-employee director and outstanding at the end of the fiscal year ended March 31, 2007 is disclosed in the table below.

Option Awards
Name	Outstanding (#)

Michael R. Henson	69,786
Michael L. Eagle	25,000
L. Nelson Hopkins, M.D.	21,729
Fred Holubow	42,109
Francis J. Shanmo	41,110
Jeffrey H. Thiel	34,910
Gregory H. Wolf	25,000

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Micrus specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition

The Audit Committee of the Board is composed of the three directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC and NASDAQ rules. In addition, the Board has determined that Francis J. Shammo is an “audit committee financial expert” as defined by SEC rules.

Responsibilities

The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed periodically for changes, as appropriate. The Audit Committee is responsible for general oversight of Micrus’ auditing, accounting and financial reporting processes, system of internal controls, and tax, legal, regulatory and ethical compliance. Micrus’ management is responsible for: (a) maintaining Micrus’ books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Micrus’ annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, Micrus’ audited consolidated financial statements contained in Micrus’ Annual Report on Form 10-K for the 2007 fiscal year.

2. The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

3. The Audit Committee has received from the independent registered public accounting firm, PwC, the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with PwC the independence of the registered public accounting firm.

4. The Audit Committee has considered whether the provision of services covered by fees paid to PwC is compatible with maintaining the independence of PwC.

Based on the review and discussions referred to in paragraphs 1-4 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Micrus’ Annual Report on Form 10-K for fiscal 2007 for filing with the SEC.

The Audit Committee appointed PwC as Micrus’ independent registered public accounting firm for fiscal 2008 and recommends to stockholders that they ratify the appointment of PwC as Micrus’ independent registered public accounting firm for fiscal 2008.

This report is submitted by the Audit Committee of the Board of Directors of Micrus Endovascular Corporation.

Francis J. Shammo (Chairman)
Fred Holubow
Jeffrey H. Thiel

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.

We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2008 fiscal year, which began on April 1, 2007 and will end on March 31, 2008. Although ratification is not legally required, Micrus is submitting the appointment of PwC to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing PwC as our independent registered public accounting firm for fiscal 2008, the Audit Committee carefully considered the firm’s qualifications. The Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by PwC in fiscal 2007, as well as the fees paid to PwC for such services. In its review of non-audit service fees and its appointment of PwC as Micrus’ independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PwC’s independence.

Representatives of PwC will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees relating to audit and other services provided by our independent registered public accounting firm PricewaterhouseCoopers LLP for fiscal 2007 and 2006 (in thousands):

	Years Ended
	March 31,
	2007	2006

Audit Fees(1)	$1,212	$779
Audit-Related Fees(2)	112	168
Tax Fees(3)	20	54
All Other Fees(4)	2	—

Total	$1,346	$1,001

(1)	These fees consisted of the audit of our annual financial statements included in our Annual Report on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, the review of our Form S-3 Registration Statement in connection with the secondary public offering and other services normally provided in connection with our statutory and regulatory filings or engagements. Also includes fees for services related to the audit of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	These fees consisted of services primarily related to the acquisitions of Neurologic UK Limited and VasCon, LLC.

(3)	These fees consisted of tax compliance, tax advice and tax planning including preparation of tax forms and some consulting for international tax matters.

(4)	These fees consisted of the purchase of an on-line accounting research tool.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PwC.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and Micrus’ management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

EXECUTIVE OFFICERS AND DIRECTORS

The following table provides information with respect to our executive officers and directors as of July 25, 2007:

Name	Age	Position

John T. Kilcoyne	48	Director and President and Chief Executive Officer of Micrus Endovascular Corporation. (Principal Executive Officer)
Robert A. Stern	50	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Edward F. Ruppel, Jr.	41	Vice President of Technical Operations and Corporate Compliance Officer
David A. Watson	48	Vice President of Research and Development
Robert C. Colloton	49	Vice President, Global Sales and Marketing
William G. Rigas	64	Vice President of Sales, Asia and Latin America
Michael R. Crompton	49	Vice President of Regulatory, Clinical and Quality
Carolyn M. Bruguera	41	Vice President and General Counsel
Jim B. Robbins	43	Vice President of Finance
Richard J. Snyder	63	Vice President of Human Resources
Mitch Auran	49	Vice President of Micrus Design Technology
Michael R. Henson	61	Chairman of the Board of Micrus Endovascular Corporation
Michael L. Eagle	60	Director
L. Nelson Hopkins, M.D.	64	Director
Fred Holubow	68	Director
Francis J. Shammo	46	Director
Jeffrey H. Thiel	51	Director
Gregory H. Wolf	50	Director

Mr. John T. Kilcoyne, 48, has served as our President and Chief Executive Officer since December 2004. From April 2002 to April 2004, Mr. Kilcoyne served as the President and Chief Executive Officer of Solace Therapeutics, Inc., a medical device company. From November 1997 to January 2002, he served as the President and Chief Executive Officer of Endonetics, Inc., a medical device company. From February 1997 to November 1997, he served as the Vice President Sales and Marketing and New Business Development at Medical Scientific, Inc., a medical device company. From July 1993 to February 1997, he served as the Director of Marketing at Microsurge, Inc., a medical device company. Mr. Kilcoyne served in various sales and marketing positions with Guidant and Boston Scientific. Mr. Kilcoyne received his B.S. from Cornell University. Mr. Kilcoyne serves as a member of the board of directors of Onset Medical Corporation and Ellipse Technologies, both are private companies.

Mr. Robert A. Stern, 50, has served as our Executive Vice President and Chief Financial Officer since November 2004 and was Vice President, Finance and Administration and Chief Financial Officer from January-November 2004. Mr. Stern was appointed our Secretary in March 2005. From September 2000 to January 2004, Mr. Stern served as the President and Chief Executive Officer of Context Connect, Inc., a telecommunications company. From March 2000 to September 2000, he served as the Executive Vice President of Quixel Capital Group, an investment holding company. From January 1996 to March 2000, he served as the Vice President and Chief Financial Officer of InnerDyne, Inc., a medical device company. From October 1991 to January 1996, he served as Vice President, Corporate Finance and Chief Financial Officer of RhoMed Incorporated, a pharmaceutical company. Mr. Stern received his B.S. in Business Administration from the University of New Hampshire, Whittemore School of Business and Economics, and his M.B.A. from the University of New Mexico, Anderson School of Management.

Mr. Edward F. Ruppel, Jr., 41, joined us in June 2003 and is our Vice President, Technical Operations. Since July 2006, Mr. Ruppel has also served as our Corporate Compliance Officer. From March 2001 to March 2003, Mr. Ruppel served as the Vice President of Operations of CBYON, Inc., a surgical navigation software and equipment company. From June 1994 to December 2000, he served as Director of Operations, among other management positions, for Biometric Imaging Inc., a subsidiary of Becton, Dickinson & Company, a medical technology company. Mr. Ruppel received his B.S. in Mechanical Engineering at the University of Rochester.

Mr. David A. Watson, 48, has served as our Vice President of Research and Development since October 2004. From July 1999 to September 2004, Mr. Watson acted as an engineering and program management consultant to companies in the medical device industry from August 1999 to September 2004. From June 2001 to December 2002, he served as the Director of Engineering and Product Development for Control Delivery Systems, Inc., a medical device company. From September 1995 to July 1999, he served as Director of Engineering and Program Management, Director of Engineering and Associate Director, Engineering Development at Cythotherapeutics, Inc. Mr. Watson received his B.S. in Mechanical Engineering from California Polytechnic State University.

Mr. Robert C. Colloton, 49, joined us in March 2005 and is our Vice President, Global Sales and Marketing. From February 2003 to March 2005, Mr. Colloton served as the Vice President, Account and Market Development of VNUS Medical Technologies, Inc., a medical device company. Prior to this position, he also held the positions of Vice President, Worldwide Marketing and International Sales from April 2001 to February 2003 and Vice President, Worldwide Sales and Marketing from June 1999 to April 2001, at VNUS Medical Technologies, Inc. From June 1997 to June 1999, Mr. Colloton served as Vice President, Sales and Marketing of TransVascular, Inc., a medical device company. From January 1993 to June 1997, he served in various sales and marketing executive positions at Cardiometrics, Inc. Mr. Colloton received his B.S. in Business Administration at Miami University in Oxford, Ohio.

Mr. William G. Rigas, 64, joined us in November 2004 and is our Vice President of Sales, Asia and Latin America. From October 2003 to November 2004, Mr. Rigas served as Vice President of Sales and Marketing of Bioplate Inc., a manufacturer of neurosurgical and cranial facial products. From March 2002 to November 2003, he served as Managing Partner of Neurox Inc., a medical device company. Mr. Rigas also served as the Director International Sales and Marketing of Micro Therapeutics, Inc., from March 2001 to March 2002. From November 1998 to January 2001, Mr. Rigas served as Vice President Worldwide Sales & Marketing of Radiance Medical Systems Inc., a medical device company. Mr. Rigas also served as Vice President Worldwide Sales from June 1993 to December 1997 and as Vice President Sales and Marketing from June 1991 to July 1993 of Neuro Navigational Corporation, a manufacturer of neurosurgery products. Mr. Rigas received his B.S. from California State University, Long Beach.

Mr. Michael R. Crompton, 49, joined us in October 2006 and serves as our Vice President of Regulatory, Clinical and Quality. From March 2006 to September 2006, Mr. Crompton was a consultant to medical device companies and served as an instructor at the University of California, Santa Cruz. From June 2005 to February 2006, he served as Vice President, Regulatory/Clinical Affairs & Quality Assurance at Spinal Kinetics, Inc.. From October 2002 to June 2005 he served as Vice President, Regulatory/Clinical Affairs & Quality Assurance and Chief Compliance Officer at Carl Zeiss Meditec, Inc. From December 2000 to September 2002 he was the Vice President, Regulatory/Clinical Affairs & Quality Assurance at CryoVasular Systems, Inc. From May 1996 to November 2000 he served as Vice President, Regulatory Affairs & Quality Assurance at Symphoix Devices, Inc. He received his bachelors degree in biochemistry and masters degree in public health (biomedical sciences) from the University of California, Berkeley and his J.D. from the University of San Francisco School of Law.

Ms. Carolyn M. Bruguera, 41, joined us in November 2005 and is our Vice President and General Counsel. From March 2004 to November 2005, she was a partner with Montgomery Law Group in Menlo Park, specializing in corporate and securities law, and from 2000 to 2004 she was a partner with Thoits, Love, Hershberger & McLean in Palo Alto, which she joined as an associate in 1998. She was an associate with Venture Law Group from 1995-1998 and with Heller, Ehrman, White & McAuliffe from 1993-1995. Ms. Bruguera received her J.D. from the University of California, Berkeley’s Boalt Hall School of Law, and her A.B. from Harvard University.

Mr. Jim B. Robbins, 43, has served as our Vice President of Finance since June 2006 and joined us as our Director of Finance in June 2004. From September 2003 through June 2004, Mr. Robbins served as the Corporate Controller for Genitope Corporation, a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. From April 2000 through July 2001 Mr. Robbins was the Corporate Controller for Extricity, Inc., a leading provider of business-to-business software products. From May 1998 through April 2000, Mr. Robbins was the Corporate Controller for InVision Technologies, Inc., a leader in the development, manufacture and marketing of explosive detection systems for screening checked luggage for the aviation security industry. Mr. Robbins received his Bachelor of Business Administration with a concentration in accounting from the University of Texas at Austin and is a Certified Public Accountant.

Mr. Richard J. Snyder, 63, joined us in September 2006 and serves as our Vice President of Human Resources. From June 2005 to August 2006, he was the Vice President of Human Resources for a private mortgage banking company. Mr. Snyder acted as a Human Resources consultant to companies in the medical device, high tech and financial services industries from February 2002 to June 2005. Prior to 2002, Mr. Snyder served in Senior Human Resources positions, both international and domestic, with Docent Inc, Lucent Technologies, Sybase, Bank of America and Citicorp. He received a M.A. in Industrial Relations from the University of Minnesota and a B.A. in Economics from Macalester College.

Mr. Mitch Auran, 49, has served as our Vice President of Micrus Design Technology since December 2006. From August 2004 through November 2006, Mr. Auran served as the President and Chief Financial Officer of VasCon, LLC, a medical device company. From January 2003 through July 2004, he served as the Chief Operating Officer of Southern Specialties, Inc., a produce company. From October 2001 to December 2002, he served as Principal, Operations and Finance, of Cenetec Ventures, LLC, a technology commercialization company, including serving as the President of APA Wireless Technologies, Inc., a broadband wireless technology company funded by Cenetec from March 2002 to December 2002. From January 1997 to October 2001, Mr. Auran was involved with two medical and one software startup companies. From April 1991 through January 1997, he also served in various management position with American Hydro-Surgical Instruments and Davol, Inc. Mr. Auran received his Bachelor of Business Administration with a concentration in accounting and finance from the University of Colorado at Boulder, Colorado and his M.B.A. from the Nova Southeastern University.

Mr. Michael R. Henson, 61, has served as our director since 1996 and is the Chairman of our Board. Since 2000, Mr. Henson has served as a principal manager of the MedFocus Family of Funds, a group of venture capital funds focused on emerging medical technology. In addition, from October 2003 to August 2006, Mr. Henson served as a general manager of the Biostar Private Equity Investment Fund, LLC, a venture capital firm. In June 1997, Mr. Henson served as Chairman of the Board, Chief Executive Officer and President of Radiance Medical Systems, Inc., and served as a director until May 2002. Prior to that, Mr. Henson served as the Chief Executive Officer of Endosonics Corporation from 1988 to 1995, and as Chairman of the Board from 1993 to 1996. Mr. Henson also serves on the board of directors of several private medical companies and a charitable organization. He received his B.S. in Business Administration from Ball State University and his M.B.A. from Ohio State University.

Mr. Michael L. Eagle, 60, has served as our director since 2006. Mr. Eagle serves on the board of directors of Favrille, Inc., a publicly traded company, and a member of the board of Radiant Medical, Inc. and of Siegel-Robert, Inc., both privately held companies. Mr. Eagle is a Founding Member of Barnard Life Sciences, LLC. Mr. Eagle served as Vice President of Manufacturing for Eli Lilly and Company from 1994 through 2001 and held a number of executive management positions with Eli Lilly and its subsidiaries throughout his career there. Mr. Eagle has a degree in mechanical engineering from Kettering University and an MBA from the Krannert School of Management at Purdue University. He serves on the board of trustees of Kettering University, on the Dean’s Senior Advisory Council of the Krannert School of Management at Purdue University and on the board of directors of the Eiteljorg Museum of American Indians and Western Art.

Dr. L. Nelson Hopkins, 64, has served as our director since September 1998. Dr. Hopkins has served as a Professor and Chairman of Neurosurgery at the State University of New York at Buffalo since January 1989 and as a Professor of Radiology at the State University of New York at Buffalo since July 1989. He received his B.A. from Rutgers University and his M.D. from Albany Medical College.

Mr. Fred Holubow, 68, has served as our director since July 1999. Since January 2001, Mr. Holubow has been a Managing Director of William Harris Investors, Inc., a registered investment advisory firm. From August 1982 to January 2001, Mr. Holubow served as Vice President of Pegasus Associates, a registered investment advisory firm he co-founded. He is a director of BioSante Pharmaceuticals, Inc, a pharmaceuticals company. He received his B.S. from the Massachusetts Institute of Technology and his MBA from the University of Chicago.

Mr. Francis J. Shammo, 46, has served as our director since July 2004. Since September 2005, Mr. Shammo has served as Senior Vice President and Chief Financial Officer of Verizon Business. From 2003 to September 2005, Mr. Shammo served as President of the West Area for Verizon Wireless, a telecommunications company. From 1995 to 2003, Mr. Shammo served as Vice President and Controller of Verizon Wireless. Mr. Shammo is a Certified Public Accountant. He received his B.S. in accounting from the Philadelphia College of Textiles and Science and his M.B.A. from LaSalle University.

Mr. Jeffrey H. Thiel, 51, has served as our director since 1999. Since December 2006, Mr. Thiel has served as President, Chief Operating Officer and Director of Devax, Inc., a medical device company. From June 2003 to December 2006, Mr. Thiel served as President, Chief Executive Officer and Director of Devax, Inc. From January 2001 until June 2002, Mr. Thiel served as President and Chief Executive Officer of Radiance Medical Systems, Inc., a medical device company. Prior to that, Mr. Thiel served as President and Chief Operating Officer of Radiance Medical Systems, Inc. from February 1999 until January 2001, and as Vice President of Operations from October 1996 until February 1999. Mr. Thiel received his B.S. in Economics from the University of Wisconsin-River Falls, and his M.B.A. from the College of St. Thomas.

Mr. Gregory H. Wolf, 50, has served as our director since 2006. Mr. Wolf serves as Chief Executive Officer of Medical Caid Systems, Inc. (“MCS”), a managed care organization based in San Juan, Puerto Rico. Prior to MCS, Mr. Wolf served as the President of CIGNA Group Insurance as well as its subsidiaries, CIGNA Life Insurance Company of New York and Life Insurance Company of North America from 2002 to 2005. Mr. Wolf joined CIGNA in 2001 as a Division President to lead a new business development initiative. From 2000 to 2001, Mr. Wolf was Chairman and Chief Executive Officer of nextHR.com, an application service provider of human resource asset management services. From 1995 to 1999, Mr. Wolf held various positions with Humana, Inc., including Senior Vice President of Sales and Marketing, Chief Operating Officer, President and Chief Executive Officer. Mr. Wolf is a graduate of Penn State University and Central Michigan University.

There are no family relationships among any of the directors or executive officers of Micrus Endovascular Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

We have granted options to some of our officers and directors during fiscal 2007. Please see “Compensation of Directors and Executive Officers — Grant of Plan-Based Awards In Last Fiscal Year” and “Compensation of Directors and Executive Officers — Compensation of Directors.” We have also entered into employment agreements with certain severance and acceleration provision with certain of our officers and directors. Please see “Compensation of Directors and Executive Officers — Employment and Severance Agreements.”

In July 2006, the Company filed a registration statement on Form S-3 with the SEC for the public offering of 1,270,211 shares by certain selling stockholders. The per share price of the public offering was $11.89, which yielded proceeds to the selling stockholders totaling $15,102,809. The selling stockholders included our directors, Messrs. Henson and Holubow, and PolyTechnos Medical Devices Ltd., which held more than five percent of our common stock at the time we filed the Form S-3. Mr. Henson sold 297,609 shares beneficially owned by him for proceeds of $3,538,571, Mr. Holubow sold 6,666 shares beneficially owned by him for proceeds of $79,259 and PolyTechnos Medical Devices Ltd. sold 965,936 shares beneficially owned by various entities affiliated with PolyTechnos Medical Devices Ltd for proceeds of $11,484,979. All proceeds referenced here do not reflect underwriting discounts and expenses.

Other than the transactions mentioned above, in our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our common stock or any members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Limitation of Liability and Indemnification Matters

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, other than in cases of fraud or other willful misconduct.

In addition, our Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms. We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of our size and in our industry.

We believe that all related-party transactions described above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties.

Policies for Approval of Related Transactions

We review all known relationships and transactions in which Micrus and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal counsel, in consultation with our finance team, is primarily responsible for developing and implementing processes and controls to obtain information from our directors and executive officers with respect to related-party transactions and then determining, based on the facts and circumstances, whether Micrus or a related-party has a direct or indirect material interest in these transactions. Members of our finance departments are instructed to inform our legal counsel of any transaction between a director and executive officer that comes to their attention. On a periodic basis, the legal and finance teams review all transactions involving payments between Micrus and any company that has a Micrus executive officer or director as an officer or director. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

In addition, the Audit Committee reviews and approves or ratifies all related-party transactions. As authorized in the Audit Committee’s charter, in the course of its review and approval or ratification of a related-party transaction, the committee considers:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, the amount involved and type of transaction;

•	the importance of the transaction to the related-party and to Micrus;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Micrus and our stockholders;

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related-party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our compensation philosophy provides the guiding principles for decisions made by the Compensation Committee of the Board of Directors (the “Committee”) for our executive officers. Our executive compensation is designed to attract and retain qualified key executives critical to our growth and long-term success. It is the objective of the Committee to have a portion of each executive’s compensation contingent upon our performance as well as upon the individual’s personal performance. We strive to link pay to performance and to the long-term interests of our stockholders by:

•	Ensuring that the executive team has clear goals and accountability with respect to financial and nonfinancial corporate performance;

•	Establishing pay opportunities that are competitive based on prevailing practices for our industry and the stage of our growth;

•	Assessing individual performance by setting individual goals within the context of our overall operating results; and

•	Aligning pay incentives with the long-term interests of our stockholders.

Compensation Committee

The Committee is responsible for ensuring that executive compensation is responsibly and effectively designed, implemented, and administered with sound corporate governance practices. The Committee has authority to approve the philosophy and structure of the compensation programs for executives.

The Committee consists of three independent, nonemployee directors as defined by the listing standards of the NASDAQ stock market: Michael R. Henson (Chairman), Michael L. Eagle, and Gregory H. Wolf. The charter is available at www.micruscorp.com (Investor Relations — Corporate Governance). The Committee reassesses this charter annually and recommends any proposed changes to the Board for approval.

The Committee annually reviews and approves compensation for our chief executive officer (“CEO”) and the executive officers. This includes base salaries, cash incentive awards, equity awards (including grants of stock options, restricted stock and restricted stock units), severance arrangements (including change in control provisions), and other typical benefit arrangements.

Role of Executives in Compensation Decisions

The Committee sets compensation for the CEO and the executive officers. In determining the CEO’s compensation, the Committee solicits input from the full Board of Directors before making final decisions. The CEO is not present when the Committee reviews his performance and determines his compensation.

Certain executives such as the CEO, the Vice President of Human Resources, and others from our Finance and Legal departments (hereafter referred to as “Management”) assist and support the Committee. They develop compensation proposals for Committee consideration, analyze competitive compensation information, and provide analyses of the status of compensation programs such as levels of stock ownership and the holding value or the hypothetical gain from the unvested option shares if exercised at various prices. However, Management does not have decision-making authority in regards to executive officer compensation.

The CEO annually reviews the performance of the executive officers (other than the CEO). The CEO recommends base salary adjustments, cash incentive awards, equity awards (including grants of stock options, restricted stock and restricted stock units), and promotions. The Committee reviews these recommendations when making decisions on compensation for the executive officers.

Use of Outside Consultants

While we may use consultants to assist in the evaluation of executive officer compensation, the Committee has the sole authority to retain and terminate its own compensation consultant as it sees fit. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisers. During the 2007 fiscal year, the Company engaged Top Five Data Services, Inc. and Radford Surveys + Consulting to provide benchmark data and overall practice reports on compensation. The Committee reviewed and considered this information when making decisions on fiscal 2007 base salaries, cash incentive awards and equity awards for executive officers.

Benchmarking of Compensation

To ensure that the base salaries, target cash incentive awards, and equity awards for executive officers are competitive, the Committee uses independent third-party executive compensation surveys to review the compensation practices of a group of companies in our industry as well as companies that we consider to be our competitors for executive talent (collectively, the “peer group”). For fiscal 2007, the independent third-party executive compensation surveys were prepared by Top Five Data Services, Inc. and Radford Surveys + Consulting and the companies in the peer group were Abaxis, Inc., Aspect Medical Systems, Inc., ev3, Inc., FoxHollow Technologies, Inc., and NuVasine, Inc. The peer group is reviewed and updated each year to ensure that the comparisons are meaningful. Several factors are considered in selecting the peer group, including product or industry, revenue level, geographic location, number of employees, and competitors for executive talent in our labor markets.

Pay Mix

The total cash compensation and the ratio of fixed base salary and target cash incentive award components are established for executives based on competitive market practices of our peer group determined from the benchmark surveys. This mix between fixed base salary and cash incentives is comparable to that for similar positions reviewed in the peer group.

Target Pay Positioning

In fiscal 2007, we believe that our base salary ranges, target cash incentives, and stock grants fell below the 75th percentile of our peer group. For fiscal 2008, we are striving to position our base salary, target cash incentives, and stock guidelines near the 75th percentile of our peer group, such that our targeted total compensation will be competitive within our labor market. An individual’s actual base salary, cash incentive award, and equity grant may fall below or above the target position based on the individual’s experience, seniority, skills, knowledge, performance, and contributions.

Elements of Compensation

Our executive compensation program has three major components: fixed base salary, short-term cash incentives, and long-term equity incentives. The Company also provides to its executives the same comprehensive retirement and health benefits program that is provided to its other full-time employees. These programs are designed to attract, retain, and motivate highly effective executives to achieve the Company’s business goals and improve stockholder value.

Base Salary

The level of base salary is established primarily on the basis of the individual’s qualifications, performance and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at similar companies and the incentives necessary to attract and retain qualified management. Base salary may be adjusted each year to take into account the individual’s performance and to maintain a competitive salary structure. Additionally, the Committee takes into account general economic and business conditions. Our performance does not play a significant role in the determination of base salary.

Base salaries for the Named Executive Officers (as defined below under the Summary Compensation Table) for fiscal 2007 and 2006, and the percentage increases between periods, are as follows:

			Percentage Increase
	2007	2006	Between Periods

John T. Kilcoyne	$327,911	$265,385	24%
Robert A. Stern	291,249	239,769	21%
Robert C. Colloton	254,423	211,154	20%
Jim B. Robbins(1)	179,808	149,618	20%
Carolyn M. Bruguera(2)	219,115	69,231	NA

(1)	Mr. Robbins was promoted from Director of Finance to Vice President of Finance in June 2006.

(2)	Ms. Bruguera joined the Company in November 2005; therefore, her salary for fiscal 2006 did not represent a full year salary.

Cash-Based Incentive Compensation

Cash bonuses are awarded on a discretionary basis to executive officers and are typically tied to their success in achieving designated individual goals and our success in achieving specific corporate and department goals. Each participant’s target bonus is based upon a percentage of their base salary, which percentage is determined by management level. For fiscal 2007, corporate goals included goals tied to revenue, gross margin percentage, profitability and new products revenue contribution. The target cash bonus for each executive for fiscal 2007 was 30% of base salary, which amount was multiplied 50% of the achievement of the corporate goals, 40% of the achievement of the department goals and 10% of the achievement of the individual goals to determine the actual bonus paid for the executive.

Cash bonuses paid to our Named Executive Officers for fiscal 2007, were as follows:

	$ Amount	% Target

John T. Kilcoyne	$92,352	95%
Robert A. Stern	80,036	100%
Robert C. Colloton	157,008	87%
Jim B. Robbins	50,490	93%
Carolyn M. Bruguera	60,232	100%

For fiscal 2008, corporate goals will include all of the fiscal 2007 goals except that they will not include new products revenue contribution. The target cash bonus for the Named Executive Officers at 100% achievement for fiscal 2008 has also been revised as follows: 60% of base salary for Mr. Kilcoyne, 50% of base salary for Mr. Stern and 35% of base salary for Mr. Colloton, Mr. Robbins and Ms. Bruguera. Each Named Executive Officer may earn up to twice the target cash bonus if the Company exceeds the corporate goals. This target cash bonus will be multiplied by 75% of the achievement of the corporate goals, 20% of the achievement of the department goals and 5% of the achievement of the individual goals to determine the actual bonus payout for each executive for fiscal 2008; provided that no cash bonuses will be paid to any executive unless 90% or more of the corporate goals are achieved.

In addition to the bonus that Mr. Colloton may earn pursuant to the above, Mr. Colloton was eligible to receive sales incentive bonuses for the third and fourth quarters of fiscal 2007 of between 0.0% and 0.5% of North American and European sales achieved (depending on the level of target sales achieved each quarter). However, the sales incentive bonus for each quarter is subject to nonpayment in the event that North America and Europe combined sales are less than a target level for that quarter. For fiscal year 2008, Mr. Colloton will be eligible to receive quarterly sales incentive bonuses of between 0.0% and 0.3% of North American and European sales achieved (depending on the level of target sales achieved each quarter). However, Mr. Colloton will not receive a sales incentive bonus if the gross margin percentage for North America and Europe combined sales is less than a minimum percentage and he may receive up to 110% of his sales incentive bonus if the gross margin percentage is beyond a maximum percentage.

When setting the performance goals for any of our cash bonus program, we establish goals that are “SMART” performance goals (specific, measurable, achievable, realistic and timely). We expect that our executives, through their hard-work and determination, will achieve these goals which are critical to our growth and long-term success.

Long-Term Incentive Compensation

We utilize our 2005 Equity Incentive Plan (the “Plan”) to retain our executives and other key employees and to provide them additional incentives to maximize long-term stockholder values. The Board of Directors has delegated to the Committee exclusive authority to grant equity awards to the executive officers. Awards granted under the Plan generally take the form of stock options designed to give the recipient a significant equity stake and thereby closely align his or her interests with those of our stockholders. Factors considered in determining the size of such awards include the individual’s position, his or her performance and responsibilities, and internal comparability. The Committee also has the discretion to grant restricted stock or restricted stock units under the Plan. To date, Mr. Robbins is the only executive to have received a restricted stock unit under the Plan and no executive officers have received restricted stock under the Plan.

Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the closing price of our common stock on the date of grant) over a specified period of time (up to 10 years or less in the event the executive terminates service with the Company). The options typically vest over a four-year period at the rate of 25% on the one year anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the option vest each month thereafter, contingent upon the executive officer’s continued service with us. Accordingly, the option will provide a return to the executive officer only if he or she remains in our service, and then only if the market price of our common stock appreciates over the option term.

Defined Contribution Plans

We have a 401(k) plan, which allows our executive officers and other employees to defer up to 75% of their pretax salary up to the maximum allowed under Internal Revenue Service regulations. The 401(k) plan permits the Company to make discretionary matching contributions, however, the Company has not to date made any such discretionary matching contributions.

Change of Control and Severance Arrangements

Our employment agreement with Mr. Kilcoyne provides that Mr. Kilcoyne’s initial option grant of 311,110 shares will fully vest immediately upon a change of control. In the event Mr. Kilcoyne’s employment is terminated without cause at any time, whether or not there is a change of control, he will be entitled to severance payments equal to six months of his then-current base salary.

Our employment agreement with Mr. Stern provides that, if there is a change of control and, within the twelve month period following the change of control, Mr. Stern’s employment is terminated other than for cause or Mr. Stern resigns for good reason, Mr. Stern will receive severance payments equal to twelve months of his then-current base salary and his initial option to purchase 79,999 shares of our common stock will fully vest. Furthermore, if we terminate Mr. Sterns’ employment other than for cause at any time, whether or not there is a change of control, Mr. Stern will receive severance payments equal to twelve months of his then-current base salary, subject to certain limitations.

Our employment agreement with Mr. Colloton provides that, if we terminate Mr. Colloton’s employment other than for cause at any time, whether or not there is a change of control, Mr. Colloton will receive severance payments equal to six months of his then-current base salary.

Our employment agreement with Ms. Bruguera provides that, if there is a change of control and, within the twelve month period following the change of control, Ms. Bruguera’s employment is terminated other than for cause or Ms. Bruguera resigns for good reason, Ms. Bruguera will receive severance payments equal to six months of her then-current base salary and her initial option to purchase 50,000 shares of our common stock will fully vest. Furthermore, if we terminate Ms. Bruguera’s employment other than for cause at any time, whether or not there is a change of control, Ms. Bruguera will receive severance payments equal to six months of her then-current base salary, subject to certain limitations.

Other Elements of Compensation and Perquisites

Medical Insurance.  We provide each Named Executive Officer with such health, dental and optical insurance as we may from time to time make available to our other full-time employees based in the same jurisdiction.

Life and Disability Insurance.  We provide each Named Executive Officer with such disability and/or life insurance on the same terms as to other full-time employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for our 2007 Annual Meeting of Stockholders and incorporated by reference into our 2007 Annual Report on Form 10-K which was filed with the SEC on June 7, 2007.

This report is submitted by the Compensation Committee of the Board of Directors of Micrus Endovascular Corporation.

Michael R. Henson (chairperson)
Michael L. Eagle
Gregory H. Wolf

Compensation Committee Interlocks and Insider Participation

Michael R. Henson served as a member of the Compensation Committee for all of fiscal 2007. Simon D. Waddington served as a member of the Compensation committee from June 2005 to August 2007, and Fred Holubow served as a member of the Compensation Committee from September 2007 to November 2007. Gregory H. Wolf and Michael L. Eagle have served as members of the compensation committee since September 14, 2007. None of the members of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries. None of our current executive officers serves as a director of another entity that has an executive officer which serves on our Board of Directors. Each member of our Compensation Committee is an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows all of the compensation earned by (a) our principal executive officer, (b) our principal financial officer, (c) the next three of our most highly compensated executive officers, in each case for the fiscal year ended March 31, 2007 (collectively the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

John T. Kilcoyne, President and Chief Executive Officer	2007	$327,911	—	$61,610	$92,352	$30,882	$482,665
Robert A. Stern, Executive Vice President and Chief Financial Officer	2007	291,249	—	235,680	80,036	792	607,757
Robert C. Colloton, Vice President of Global Sales and Marketing	2007	254,423	—	67,790	157,008	711	479,932
Jim B. Robbins, Vice President of Finance	2007	179,808	$30,150	87,694	50,490	475	348,617
Carolyn M. Bruguera, Vice President and General Counsel	2007	219,115	—	63,889	60,232	609	343,845

(1)	The amounts in these columns reflect the expense recognized for financial statement reporting purposes for the fiscal year ended March 31, 2007 in accordance with SFAS 123R without regard to estimated forfeitures related to service-based vesting conditions and thus includes amounts related to awards granted prior to April 1, 2006. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 9 in the Notes to the Consolidated Financial Statements contained in Item 8 of our 2007 Annual Report on Form 10-K which was filed with the SEC on June 7, 2007.

(2)	The amounts in this column reflect cash bonuses earned under our Employee Cash Bonus Plan during fiscal 2007 for the Named Executive Officers except for Mr. Colloton. The cash bonus payout made to Mr. Colloton also reflect an additional amount for sales incentive bonuses based on his individual performance.

(3)	Represents the amount paid by Micrus for the Named Executive Officers’ life insurance premiums; provided that the amount in this column represents $792 paid by Micrus for Mr. Kilcoyne’s life insurance premium, $9,763 paid by Micrus for Mr. Kilcoyne’s airfare reimbursement and $20,327 paid by Micrus for Mr. Kilcoyne’s housing allowance.

Grant of Plan-Based Awards in Last Fiscal Year

The following table provides information concerning grants of plan-based awards to each of our Named Executive Officers during the fiscal year ended March 31, 2007. Plan-based awards were granted to our Named Executive Officers during fiscal 2007 under our 2005 Plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the footnotes to the table below or in the narrative following the table below.

GRANT OF PLAN-BASED AWARDS

						All Other
					All Other	Option Stock
					Stock	Awards:	Exercise or
					Awards:	Number of	Base Price	Grant Date Fair
					Number of	Securities	of Option	Value of Stock
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Shares of Stock	Underlying	Awards	and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	($/Sh)(2)	Awards(3)

John T. Kilcoyne	—	—	$97,213	$97,213	—	—	—	—
Robert A. Stern	—	—	80,036	80,036	—	—	—	—
	2/27/2007	—	—	—	—	40,000	$21.00	$410,124
Robert C. Colloton	—	—	179,905	179,905	—	—	—	—
Jim B. Robbins	—	—	54,290	54,290	—	—	—	—
	6/30/2006	—	—	—	—	50,000	12.06	311,140
	6/30/2006	—	—	—	10,000	—	12.06	120,600
Carolyn M. Bruguera	—	—	60,232	60,232	—	—	—	—
	11/22/2006	—	—	—	—	25,000	18.45	230,475

(1)	The amounts in these columns represent the estimated payouts under the Micrus Employee Cash Bonus Program. Under our Employee Cash Bonus Program, there is no threshold for payouts under the plan.

(2)	Under the terms of the 2005 Plan, stock options must be granted with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant. For purposes of the 2005 Plan, the fair market value of our common stock is the closing sale price of our common stock, as reported by the NASDAQ.

(3)	The amounts in this column represent the grant date fair value of each equity award granted during the fiscal year ended March 31, 2007 as determined in accordance with SFAS 123R. Stock options were valued using the Black-Scholes pricing model. The option awarded to Mr. Stern had a grant date present value of $10.25 per option share. The option awarded to Mr. Robbins had a grant date present value of $6.22 per option share. The option awarded to Ms. Bruguera had a grant date present value of $9.22 per option share. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 9 in the Notes to the Consolidated Financial Statements contained in Item 8 of our 2007 Annual Report on Form 10-K which was filed with the SEC on June 7, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each Named Executive Officer outstanding as of the end of the fiscal year ended March 31, 2007 on an award-by-award basis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
			Number of	Number of			Stock Awards
			Securities	Securities			Number of	Market Value
			Underlying	Underlying			Shares or	of Shares or
			Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock
			Options (#)	Options (#)	Exercise Price	Expiration	That Have	That Have Not
Name	Grant Date		Exercisable	Unexercisable	($)	Date	Not Vested (#)	Vested ($)(1)

John T. Kilcoyne	11/29/2004	(2)	181,480	129,630	$5.63	11/29/2014	—	—
	2/23/2005	(3)	18,286	16,824	5.63	2/23/2015	—	—
Robert A. Stern	2/26/2004	(4)	63,332	16,667	1.15	2/26/2014	—	—
	6/24/2004	(5)	6,110	2,778	13.05	6/24/2014	—	—
	11/15/2004	(6)	22,221	—	5.63	11/15/2014	—	—
	2/23/2005	(7)	17,360	15,972	5.63	2/23/2015	—	—
	2/14/2006	(8)	19,685	53,000	10.05	2/14/2016	—	—
	2/27/2007	(9)	—	40,000	21.00	2/27/2017	—	—
Robert C. Colloton	2/23/2005	(10)	57,869	53,241	5.63	2/23/2015	—	—
	1/6/2006	(11)	14,582	35,418	9.25	1/6/2016	—	—
Jim B. Robbins	6/24/2004	(12)	7,638	3,473	13.05	6/24/2014	—	—
	7/30/2004	(13)	3,819	1,736	13.39	7/30/2014	—	—
	11/15/2004	(6)	2,777	—	5.63	11/15/2014	—	—
	2/23/2005	(14)	9,026	3,194	5.63	2/23/2015	—	—
	12/30/2005	(15)	5,731	12,606	8.70	12/30/2015	—	—
	6/30/2006	(16)	—	50,000	12.06	6/30/2016	—	—
	6/30/2006	(17)	—	—	—	—	10,000	$238,400
Carolyn M. Bruguera	11/16/2005	(18)	16,666	33,334	8.62	11/16/2015	—	—
	11/22/2006	(19)	—	25,000	18.45	11/22/2016	—	—

(1)	The market value of restricted stock units that have not vested yet is based on the closing sale price of our common stock on March 30, 2007 ($23.84), the last trading day prior to the last day of fiscal year ended March 31, 2007.

(2)	This option vests over a four-year period, with 25% of the underlying shares vesting on November 29, 2005 and 1/36th of the remaining 75% of the underlying shares vesting on the 29th day of each month of the next 36 months thereafter.

(3)	This option vests over a four-year period, with 25% of the underlying shares vesting on February 18, 2006 and 1/36th of the remaining 75% of the underlying shares vesting on the 18th day of each month of the next 36 months thereafter.

(4)	This option vests over a four-year period, with 25% of the underlying shares vesting on January 12, 2005 and 1/36th of the remaining 75% of the underlying shares vesting on the 12th day of each month of the next 36 months thereafter.

(5)	This option vests monthly over a four-year period, 1/48th of the total number of shares vesting on the 24th day of each month over the 48 months beginning with July 24, 2004.

(6)	This option vests monthly over an one-year period, 1/12th of the total number of shares vesting on the 15th day of each month over the 48 months beginning with December 15, 2004.

(7)	This option vests over a four-year period, with 25% of the underlying shares vesting on February 18, 2006 and 1/36th of the remaining 75% of the underlying shares vesting on the 18th day of each month of the next 36 months thereafter.

(8)	This option vests over a four-year period, with 25% of the underlying shares vesting on February 14, 2007 and 1/36th of the remaining 75% of the underlying shares vesting on the 14th day of each month of the next 36 months thereafter.

(9)	This option vests over a four-year period, with 25% of the underlying shares vesting on February 27, 2008 and 1/36th of the remaining 75% of the underlying shares vesting on the 27th day of each month of the next 36 months thereafter.

(10)	This option vests over a four-year period, with 25% of the underlying shares vesting on February 28, 2006 and 1/36th of the remaining 75% of the underlying shares vesting on the 28th day of each month of the next 36 months thereafter.

(11)	This option vests over a four-year period, with 25% of the underlying shares vesting on January 6, 2007 and 1/36th of the remaining 75% of the underlying shares vesting on the 6th day of each month of the next 36 months thereafter.

(12)	This option vests over a four-year period, with 25% of the underlying shares vesting on June 7, 2005 and 1/36th of the remaining 75% of the underlying shares vesting on the 7th day of each month of the next 36 months thereafter.

(13)	This option vests monthly over a four-year period, 1/48th of the total number of shares vesting on the 7th day of each month over the 48 months beginning with July 7, 2004.

(14)	This option vests over a four-year period, with 25% of the underlying shares vesting on February 18, 2006 and 1/36th of the remaining 75% of the underlying shares vesting on the 18th day of each month of the next 36 months thereafter.

(15)	This option vests over a four-year period, with 25% of the underlying shares vesting on December 30, 2006 and 1/36th of the remaining 75% of the underlying shares vesting on the 30th day of each month of the next 36 months thereafter.

(16)	This option vests over a four-year period, with 25% of the underlying shares vesting on June 30, 2007 and 1/36th of the remaining 75% of the underlying shares vesting on the 30th day of each month of the next 36 months thereafter.

(17)	This restricted stock unit vests over a four-year period, with 25% of the underlying shares vesting on June 30, 2007 and 1/36th of the remaining 75% of the underlying shares vesting on the 30th day of each month of the next 36 months thereafter.

(18)	This option vests over a four-year period, with 25% of the underlying shares vesting on November 14, 2006 and 1/36th of the remaining 75% of the underlying shares vesting on the 14th day of each month of the next 36 months thereafter.

(19)	This option vests over a four-year period, with 25% of the underlying shares vesting on November 22, 2007 and 1/36th of the remaining 75% of the underlying shares vesting on the 22nd day of each month of the next 36 months thereafter.

Option Exercises and Stock Vested During Fiscal Year

No stock options were exercised by our Named Executive Officers and no restricted stock or restricted stock units vested during fiscal 2007.

Potential Payments upon Termination or Change of Control

In November 2004, we entered into an employment letter with Mr. Kilcoyne, our President and Chief Executive Officer. The employment letter provides that Mr. Kilcoyne’s initial option grant of 311,110 shares will fully vest immediately upon a change of control. In the event Mr. Kilcoyne’s employment is terminated without cause, he will receive severance payments equal to six months of his then current base salary. If Mr. Kilcoyne’s employment terminated without cause and without regard to a change of control on March 31, 2007, the total cash severance Mr. Kilcoyne received would have been $173,938.

In November 2003, we entered into an employment letter with Mr. Stern, our Executive Vice President, Chief Financial Officer and Secretary. The employment letter provides that if there is a change of control and within the twelve-month period following the change of control Mr. Stern’s employment is terminated other than for cause or Mr. Stern resigns for good reason, Mr. Stern will receive severance payments equal to twelve months of his then current base salary and his initial option to purchase 79,999 shares of our common stock shall fully vest. Furthermore, if we terminate Mr. Sterns’ employment other than for cause at any time, whether or not there is a change of control, Mr. Stern will receive severance payments equal to twelve months of his then current base salary, subject to certain limitations. If Mr. Stern’s employment terminated without cause and without regard to a change of control on March 31, 2007, the total cash severance Mr. Stern received would have been $312,800.

In February of 2005, we entered into an employment letter with Mr. Colloton, our Vice President of Global Sales and Marketing. Under the terms of the employment letter, if we terminate Mr. Colloton’s employment other than for cause, Mr. Colloton will receive severance payments equal to six months of his then current base salary. If Mr. Colloton’s employment terminated without cause and without regard to a change of control on March 31, 2007, the total cash severance Mr. Colloton received would have been $134,750.

In November 2005, we entered into an employment letter with Ms. Bruguera, our Vice President and General Counsel. The employment letter provides that if there is a change of control and within the twelve-month period following the change of control Ms. Bruguera’s employment is terminated other than for cause or Ms. Bruguera resigns for good reason, Ms. Bruguera will receive severance payments equal to six months of her then current base salary and her initial option to purchase 50,000 shares of our common stock shall fully vest. Furthermore, if we terminate Ms. Bruguera’s employment other than for cause at any time, whether or not there is a change of control, Ms. Bruguera will receive severance payments equal to six months of her then current base salary, subject to certain limitations. If Ms. Bruguera’s employment terminated without cause and without regard to a change of control on March 31, 2007, the total cash severance Ms. Bruguera received would have been $115,000.

The table below summarizes the additional payments we would be obligated to make in a Change of Control where the Executive’s employment terminated on March 31, 2007.

	Lump Sum	Value of
	Payment of	Accelerated
Name	Base Salary ($)	Options ($)(1)

John T. Kilcoyne	$—	$2,360,562
Robert A. Stern	312,800	378,174
Carolyn M. Bruguera	115,000	507,343

(1)	The value of the acceleration of the vesting of unvested stock options held by a Named Executive Officer is based on the difference between: (i) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of March 31, 2007, which is based on the closing sale price of our common stock on March 30, 2007 ($23.84), the last trading day prior to March 31, 2007, and (ii) the exercise price of the options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of July 25, 2007 (except as noted) by:

•	each of our directors, nominees for director and Named Executive Officers;

•	all of our directors and executive officers as a group; and

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options that are exercisable within 60 days of July 25, 2007 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership is based on 15,344,506 shares of common stock outstanding as of July 25, 2007.

Unless otherwise noted below, the address of each person listed on the table is c/o Micrus Endovascular Corporation, Attn: CFO, 821 Fox Lane, San Jose, California 95131.

	Number of
	Shares
	Beneficially	Percentage of
	Owned	Ownership

Named Executive Officers:
John T. Kilcoyne(1)	238,611	2%
Robert A. Stern(2)	157,330	1%
Robert C. Colloton(3)	90,275	1%
Jim B. Robbins(4)	54,985	*
Carolyn M. Bruguera(5)	24,877	*
Non-Employee Directors:
Michael R. Henson(6)	33,897	*
Michael L. Eagle(7)	6,944	*
L. Nelson Hopkins, M.D.(8)	8,859	*
Fred Holubow(9)	63,720	*
Francis J. Shanmo(10)	34,350	*
Jeffrey H. Thiel(11)	42,445	*
Gregory H. Wolf(12)	6,944	*
All Directors and Named Executive Officers as a group(13)	763,602	5%
Holders of more than 5% of our voting securities
HBM Bioventures (Cayman) Ltd Unit 10 Eucalyptus Building Grand Cayman, Cayman Islands(14)	1,800,000	12%
Delaware Management Holdings, 2005 Market Street, Philadelphia, PA 19103(15)	871,700	6%
Wellington Management Group, 75 State Street, Boston, MA 02109(16)	871,300	6%

*	Indicates beneficial ownership of less than one percent.

(1)	Includes 236,561 shares of common stock issuable upon exercise of stock options.

(2)	Includes 152,886 shares of common stock issuable upon exercise of stock options.

(3)	Includes 90,275 shares of common stock issuable upon exercise of stock options.

(4)	Includes 48,398 shares of common stock issuable upon exercise of stock options.

(5)	Includes 22,916 shares of common stock issuable upon exercise of stock options.

(6)	Includes 33,897 shares of common stock issuable upon exercise of stock options.

(7)	Includes 6,944 shares of common stock issuable upon exercise of stock options.

(8)	Includes 8,859 shares of common stock issuable upon exercise of stock options.

(9)	Includes 40,442 shares of common stock issuable upon exercise of stock options.

(10)	Includes 34,350 shares of common stock issuable upon exercise of stock options.

(11)	Includes 33,243 shares of common stock issuable upon exercise of stock options. Also includes 4,444 shares held by the Thiel Family Trust, of which Mr. Thiel is the trustee. Mr. Thiel exercises voting and investment power over the foregoing shares.

(12)	Includes 6,944 shares of common stock issuable upon exercise of stock options.

(13)	See footnotes (1) through (12). Includes an aggregate of 763,602 shares of common stock issuable upon the exercise of stock options.

(14)	This information is based on Form 4 filed with the SEC on March 1, 2007. The board of directors of HBM BioVentures (Cayman) Ltd. exercises voting and investment power over any of our shares held by such entity and acts by majority vote. The board of directors of HBM BioVentures (Cayman) Ltd. is comprised of John Arnold, Colin Shaw, Richard Coles, Dr. Andreas Wicki and John Urquhart, none of whom has individual voting or investment power with respect to these shares.

(15)	This information is based on disclosure to the Company dated May 14, 2007. According to the disclosure, such entity has sole voting and sole dispositive power with respect to all such shares.

(16)	This information is based on disclosure to the Company dated May 7, 2007. According to the disclosure, such entity has shared voting over 496,600 shares and shared dispositive power over 871,300 shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to the shares of our common stock that may be issued pursuant to options under our equity compensation plans at July 25, 2007:

Equity Compensation Plan Information

Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon			Securities Reflected in
	Exercise of		Weighted Average	Plans (Excluding
	Outstanding		Exercise Price of	Equity Compensation
	Options		Outstanding Options	Future Issuance Under
Plan Category	and Rights		and Rights	Column (a))

Equity compensation plans approved by security holders	3,278,299	(1)	$11.78	2,173,486	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	3,278,299	(1)	$11.78	2,173,486	(2)

(1)	Includes 1,173,621 shares subject to options outstanding under our 1998 Plan and 2,104,678 shares subject to option outstanding under our 2005 Plan.

(2)	Includes 1,625,298 shares of common stock reserved for future issuance under our 2005 Plan and 548,188 shares of common stock reserved for future issuance under our Purchase Plan.

1996 Stock Option Plan

As of June 16, 2005, the effective date of the Company’s initial public offering (“IPO”), no new stock option grants were permitted under the 1996 Plan. There are no outstanding options under the 1996 Plan and, as of the effectiveness of the Company’s IPO, there were no outstanding options under the 1996 Plan.

1998 Stock Plan

As of June 16, 2005, the effective date of the IPO, no new stock option grants were permitted under the 1998 Plan. However, all options previously granted under the 1998 Plan continue to be administered under the 1998 Plan. As of July 25, 2007, options to purchase 1,173,621 shares of common stock were outstanding under the 1998 Plan.

2005 Equity Incentive Plan

The 2005 Plan became effective upon the IPO. The 2005 Plan provides for the issuance of stock options, stock appreciation rights, stock awards (stock and stock units) and cash awards. The Company initially reserved a total of 2,395,020 shares of its common stock for issuance under the 2005 Plan. In addition, the 2005 Plan provides for an automatic annual increase in the number of shares reserved for issuance there under on each April 1 by an amount equal to the lesser of (i) 5% of the Company’s total number of outstanding shares on the immediately preceding March 31; (ii) 666,666 shares, or (iii) a number of shares determined by the Company’s Board of Directors. The shares reserved under the 2005 Plan will also be increased as a result of the forfeiture or repurchase of shares issued under the 1998 Plan and the cancellation of unexercised options under the 1998 Plan. As of July 25, 2007, there were 3,729,976 remaining shares reserved for issuance under the 2005 Plan, of which 1,625,298 were available for grant, 2,098,012 shares were subject to outstanding options and 6,666 shares were subject to outstanding restricted stock units.

2005 Employee Stock Purchase Plan

The 2005 Employee Stock Purchase Plan (the “Purchase Plan”) became effective upon the IPO. The Purchase Plan provides employees with an opportunity to purchase the Company’s common stock through accumulated payroll deductions. The Company initially reserved a total of 222,222 shares of common stock for issuance under the Purchase Plan. The Purchase Plan provides for annual increases in the total number of shares available for issuance under this plan on April 1st of each year beginning on April 1, 2006, by a number of shares that is equal to the lesser of: (1) 2% of the outstanding shares of the Company’s common stock on the immediately preceding March 31st; (2) 222,222 shares; or (3) a lesser number determined by the Company’s Board of Directors. As of July 25, 2007, there were 548,188 shares reserved for issuance under the Purchase Plan.

STOCK PERFORMANCE GRAPH

Notwithstanding any statement to the contrary in any of the Company’s previous or future filings with the Securities and Exchange Commission, the following information relating to the price performance of the Company’s common stock shall not be deemed “filed” with the Commission or “soliciting material” under the Securities Exchange Act of 1934 and shall not be incorporated by reference into any such filings.

The following graph shows a comparison of cumulative total return for the Company’s common stock, the NASDAQ Composite Index, and the NASDAQ Medical Equipment Index. Such returns are based on historical results and are not intended to suggest future performance. The graph assumes $100 was invested in the Company’s common stock and in each of the indexes on June 16, 2005 (the date the Company’s common stock commenced trading on The NASDAQ Global Market). Data for the NASDAQ Composite Index and the NASDAQ Medical Equipment Index assume reinvestment of dividends. The Company has never paid dividends on its common stock and has no present plans to do so.

COMPARISON OF 21 MONTH CUMULATIVE TOTAL RETURN*
Among Micrus Endovascular Corporation, The NASDAQ Composite Index
And The NASDAQ Medical Equipment Index

* $100 invested on 6/16/05 in stock or index-including reinvestment of dividends.
Fiscal year ending March 31.

Cumulative Total Returns

	6/16/05	6/30/05	9/30/05	12/31/05	3/31/06	6/30/06	9/30/06	12/31/06	3/31/07
Micrus Endovascular Corporation	100.00	99.91	89.83	79.02	127.16	109.54	117.80	173.30	216.53
NASDAQ Composite	100.00	98.44	104.30	107.30	114.46	106.88	111.27	119.57	120.69
NASDAQ Medical Equipment	100.00	99.12	104.44	107.45	114.74	103.67	106.03	113.49	120.45

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements for the year ended March 31, 2007 were satisfied on a timely basis except as indicated herein.

One late Form 4 was filed by Beat Merz on May 23, 2006 to report the exercise by Mr. Merz of an option to purchase 2,778 shares on December 16, 2005.

One amended Form 4 was filed by Michael R. Henson on October 3, 2006 to report 958 shares of common stock omitted from the Form 4 report filed on June 23, 2005.

One late Form 4 was filed by HBM Bioventures Cayman LTD on March 1, 2007 to report the sale of 127,561 shares of common stock between January 31, 2007 and February 9, 2007.

OTHER INFORMATION

Other Business

We do not know of any business to be considered at the 2007 Annual Meeting other than the proposals described in this Proxy Statement. However, because we did not receive notice of any other proposals to be brought before the meeting, if any other business is properly presented at the meeting, your signed proxy card gives authority to John T. Kilcoyne and Robert A. Stern to vote on such matters at their discretion.

Stockholder Proposals — 2008 Annual Meeting

Stockholders may submit proposals on matters appropriate for shareholder action for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in the proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than the date that is 120 calendar days before the anniversary of the date this year’s proxy statement is “released to stockholders” (i.e., the mailing date). Such proposals also must comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131.

If you intend to submit a proposal at the 2008 Annual Meeting of Stockholders but do not intend to include the proposal in our proxy statement for that meeting, our Bylaws provide that a proposal that a stockholder delivers to our principal executive offices not less than 45 nor more than 75 days prior to the anniversary date of the prior year’s meeting shall be timely, provided however, that if the date of the annual meeting is more than 30 days prior to or more than 30 days after the anniversary date of the prior year’s meeting, to be timely, the proposal must be received from the stockholder not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the date the public announcement of the date of such annual meeting is first made.

Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of the requirements contained in our Bylaws, please contact: Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131.

YOU MAY OBTAIN A COPY OF MICRUS’ ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2007 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO MICRUS ENDOVASCULAR CORPORATION, 821 FOX LANE, SAN JOSE, CALIFORNIA 95131, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT OUR WEBSITE AT WWW.MICRUSCORP.COM.

By Order of the Board of Directors

?DETACH PROXY CARD HERE?
Please mark votes ý as in this example
1.ELECTION OF DIRECTORS: To elect three (3) Class II directors to hold office until the 2010 Annual Meeting of Stockholders and until their successors are elected and qualified. ¨ For all nominees listed below (except as indicated).¨ Withhold authority to vote for all nominee(s) listed below.
Nominees: Michael R. Henson, John T. Kilcoyne and Jeffrey H. Thiel. If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above. 2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008. FOR¨AGAINST¨ABSTAIN¨
Date ___, 2007
Signature 1
Signature 2 (if applicable)
(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)
Please Detach Here ? You Must Detach This Portion of the Proxy Card ?
Before Returning it in the Enclosed Envelope

PROXY
micrus endovascular corporation
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF micrus endovascular corporation FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD September 20, 2007 The undersigned stockholder of Micrus Endovascular Corporation, a Delaware corporation, (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints John T. Kilcoyne and Robert A. Stern or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Micrus Endovascular Corporation to be held on Thursday, September 20, 2007, at 9:00 a.m., local time, at the Holiday Inn, 1740 North First Street, San Jose, CA 95142 and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below: THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF ALL NOMINATED DIRECTORS; (2) TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2008; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.